Exhibit 99.3

Contact:
     China Tailong Holdings Company, LTD.
     Carl Thompson
     CTA Public Relations
     1-303-665-4200
     carl@ctapr.com

China Tailong, LTD. Completes Going Public Transaction

Heilongjiang Province, China--(BUSINESS WIRE)--February 3, 2005--Basic Empire Corporation. (OTCBB: BSEC.OB) ("BSEC") announced today the closing of a stock exchange transaction with China Tailong Holdings Company, LTD., a Hong Kong company ("Tailong"). The companies will operate on a consolidated basis, executing upon the current business plan of Tailong's 90% owned subsidiary located in the People's Republic of China ("PRC"). As a result of the share exchange transaction, Tailong's stockholders were issued 10,606,158 shares of BSEC's common stock representing in the aggregate 90% of BSEC's 11,784,620 issued and outstanding shares of common stock immediately following the closing. As a result of the exchange transaction, Mr. Yu Chang was appointed to the Board of Directors of BSEC, and Mr. Chang, as well as other senior management of Tailong, were elected as executive officers of BSEC upon the resignation of the company's sole executive. BSEC's shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, BSEC.OB.

Tailong, through its 90% owned PRC subsidiary, manufactures and markets a series of compound liquid fertilizer products, including a series of liquid organic fertilizers and crop-specific fertilizers, customized to its clients' specifications. All of the products are residue and hormone free and can be used in organic agricultural production.

Based on the unaudited proforma consolidated financials for the nine month period ended September 30, 2004, Tailong generated approximately $13.01 million in gross revenues and $2.93 million in net income. For the year ended December 31, 2003, Tailong had revenues of approximately $12.18 million and net income of $1.81 million. In 2002 revenues were approximately $6.41 million and net income was $1.51 million.

Mr. Yu Chang, Chief Executive Officer of BSEC, stated, "We want to thank our financial advisor, Halter Financial Group, for their assistance with the going public transaction. We believe that by being given the opportunity to access the US capital markets we can capitalize on what we believe to be growth opportunities in our business."

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of BSEC and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. BSEC is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.